EXHIBIT 5.2

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May 3, 2011
AMB Property, L.P.
AMB Property Corporation
Pier 1, Bay 1
San Francisco, California 94111

Re:	Registration Statement on Form S-4; Offers to Exchange Outstanding Notes of ProLogis
Ladies and Gentlemen:
     We have acted as special counsel to AMB Property, L.P., a Delaware limited partnership (the “Operating Partnership”), and AMB Property Corporation, a Maryland corporation (the “Guarantor ”), in connection with the Operating Partnership’s offers to exchange (each such offer as described in the Offering Documents (as defined below), an “Exchange Offer,” and collectively, the “Exchange Offers”) any and all of (1) the outstanding 5.500% Notes due April 1, 2012, 5.500% Notes due March 1, 2013, 7.625% Notes due August 15, 2014, 7.810% Notes due February 1, 2015, 9.340% Notes due March 1, 2015, 5.625% Notes due November 15, 2015, 5.750% Notes due April 1, 2016, 8.650% Notes due May 15, 2016, 5.625% Notes due November 15, 2016, 6.250% Notes due March 15, 2017, 7.625% Notes due July 1, 2017, 6.625% Notes due May 15, 2018, 7.375% Notes due October 30, 2019 and 6.875% Notes due March 15, 2020 (together, the “Existing Notes”) of ProLogis, a Maryland real estate investment trust (“ProLogis”), for consideration consisting of, with respect to each $1,000 principal amount of Existing Notes tendered in the Exchange Offers, (a) a $2.50 consent payment payable only to those holders of Existing Notes that tender their Existing Notes prior to the early consent date set forth in the Offering Documents (as defined below) and (b) an equal aggregate principal amount of newly issued debt securities of the Operating Partnership with identical interest rates and maturities as the corresponding Existing Notes (the “New Notes”) and (2) the outstanding 3.25% Convertible Senior Notes due 2015, 2.25% Convertible Senior Notes due 2037, 1.875% Convertible Senior Notes due 2037 and 2.625% Convertible Senior Notes due 2038 (together, the “Existing Convertible Notes”) of ProLogis for consideration consisting of, with respect to each $1,000 principal amount of Existing Convertible Notes tendered in the Exchange Offers, (a) a $1.00 consent payment payable only to those holders of Existing Convertible Notes that tender their Existing Convertible Notes prior to the early consent date set forth in the Offering

May 3, 2011

Documents (as defined below) and (b) an equal aggregate principal amount of newly issued debt securities of the Operating Partnership exchangeable into shares of the common stock, par value $0.01 per share, of the Guarantor with identical interest rates and maturities as the corresponding Existing Convertible Notes (the “New Exchangeable Notes”), pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 3, 2011 (as so filed and as amended, the “Registration Statement”), a related letter of transmittal, dated May 3, 2011, filed as an exhibit to the Registration Statement (the “Letter of Transmittal”) and a dealer managers agreement, dated May 3, 2011, among Citigroup Global Markets Inc., RBS Securities Inc., the Operating Partnership and the Guarantor. The Registration Statement, the related prospectus and the Letter of Transmittal are herein referred to as the “Offering Documents.” The New Notes and the New Exchangeable Notes and the guarantees of the New Notes and the New Exchangeable Notes by the Guarantor (the “Guarantees”) are being issued pursuant to an indenture (the “New Notes Base Indenture”), to be dated the closing date of the Exchange Offers, among the Operating Partnership, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), fourteen certificates of officers of the Guarantor as sole general partner of the Operating Partnership (the “Officers’ Certificates”), a first supplemental indenture to the New Notes Base Indenture, a second supplemental indenture to the New Notes Base Indenture, a third supplemental indenture to the New Notes Base Indenture and a fourth supplemental indenture to the New Notes Base Indenture (collectively, the “New Notes Supplemental Indentures”), setting forth the terms of the New Notes and the New Exchangeable Notes. The New Notes Base Indenture, as supplemented by the New Notes Supplemental Indentures, is herein referred to as the “Indenture.” This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issuance of the New Notes, the New Exchangeable Notes and the Guarantees.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Partnership, the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning Maryland law are addressed in the opinion of Ballard Spahr LLP, separately provided to you, and we express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.
     Subject to the foregoing and the other matters set forth herein, as of the date hereof:
          1. Upon consummation of the Exchange Offers by the Operating Partnership in accordance with and in the manner described in the Registration Statement, the related prospectus and the Letter of Transmittal, assuming due authorization by the Guarantor on its own

May 3, 2011

behalf and in its capacity as the sole general partner of the Operating Partnership, the New Notes Base Indenture and each New Notes Supplemental Indenture will have been duly authorized by all necessary limited partnership action of the Operating Partnership. Upon consummation of the Exchange Offers by the Operating Partnership in accordance with and in the manner described in the Registration Statement, the related prospectus and the Letter of Transmittal, assuming due execution and delivery by the Guarantor, and due authorization by the Guarantor on its own behalf and in its capacity as the sole general partner of the Operating Partnership, the New Notes Base Indenture, including the Guarantees contained therein, and each New Notes Supplemental Indenture will be the legally valid and binding agreements of each of the Operating Partnership and the Guarantor, enforceable against each of them in accordance with their terms.
          2. Upon consummation of the Exchange Offers by the Operating Partnership in accordance with and in the manner described in the Registration Statement, the related prospectus and the Letter of Transmittal, and assuming due authorization by the Guarantor on its own behalf and in its capacity as the sole general partner of the Operating Partnership, the New Notes will have been duly authorized by all necessary limited partnership action of the Operating Partnership.
          3. Upon consummation of the Exchange Offers by the Operating Partnership in accordance with and in the manner described in the Registration Statement, the related prospectus and the Letter of Transmittal, and assuming due execution and delivery by the Guarantor, and due authorization by the Guarantor on its own behalf and in its capacity as the sole general partner of the Operating Partnership, when executed, issued and authenticated in accordance with the terms of the New Notes Base Indenture and the Officers’ Certificates and delivered in accordance with the terms of the Exchange Offers, the New Notes will be legally valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms.
          4. Upon consummation of the Exchange Offers by the Operating Partnership in accordance with and in the manner described in the Registration Statement, the related prospectus and the Letter of Transmittal, and assuming due authorization by the Guarantor on its own behalf and in its capacity as the sole general partner of the Operating Partnership, the New Exchangeable Notes will have been duly authorized by all necessary limited partnership action of the Operating Partnership.
          5. Upon consummation of the Exchange Offers by the Operating Partnership in accordance with and in the manner described in the Registration Statement, the related prospectus and the Letter of Transmittal, and assuming due execution and delivery by the Guarantor, and due authorization by the Guarantor on its own behalf and in its capacity as the sole general partner of the Operating Partnership, when executed, issued and authenticated in accordance with the terms of the Indenture and delivered in accordance with the terms of the Exchange Offers, the New Exchangeable Notes will be legally valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms.

May 3, 2011

          6. Assuming due authorization by the Guarantor on its own behalf and in its capacity as the sole general partner of the Operating Partnership, upon due execution of the New Notes and the New Exchangeable Notes and the Guarantees in accordance with the terms of the New Notes Base Indenture and the New Notes Supplemental Indentures and delivery in accordance with the terms of the Exchange Offers, the Guarantees will be the legally valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.
     Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Sections 513, 514 and 1012 of the New Notes Base Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the New Notes or New Exchangeable Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) any provision to the extent it requires that a claim with respect to the New Notes or New Exchangeable Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (g) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (h) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (i) waivers of broadly or vaguely stated rights, (j) provisions for exclusivity, election or cumulation of rights or remedies, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.
     With your consent, we have assumed (a) that each of the parties to the Indenture, the New Notes, the New Exchangeable Notes and the Guarantees (collectively, the “Documents”) other than the Operating Partnership (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Documents to which it is a party, (b) that the Documents have been duly authorized, executed and delivered by the parties thereto other than the Operating Partnership, (c) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Operating Partnership and the Guarantor, enforceable against each of them in accordance with their respective terms, (d) that the New

May 3, 2011

Notes and the New Exchangeable Notes and the Guarantees have been duly authorized for issuance by all necessary corporate action by the Guarantor on its own behalf and in its capacity as the general partner of the Operating Partnership, (e) that the Indenture has been duly authorized by all necessary corporate action by the Guarantor on its own behalf and in its capacity as the general partner of the Operating Partnership and has been duly executed and delivered by the Guarantor on its own behalf and in its capacity as the general partner of the Operating Partnership, (f) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, and (g) that the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations.
     With your consent, we have also assumed that the Guarantor is validly existing and in good standing under the laws of its state of organization, and has the power and authority to execute, deliver and perform its obligations under the Documents to which it is a party.
     With your consent we have also assumed that the Limited Partnership Agreement (i) constitutes a legally valid and binding agreement of the parties thereto, enforceable in accordance with the plain meaning of its terms, (ii) is in full force and effect and (iii) represents the entire agreement of the parties pertaining to the subject matter thereof.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the related prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP